Prospectus Supplement No. 7                       Rule 424(b)(3) Prospectus
to Prospectus dated April 11, 1997                Registration Number 333-22125


                           Penn Treaty American Corporation
              $74,750,000 61/4% Convertible Subordinated Notes Due 2003
                           2,628,340 shares of Common Stock


     This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997, as supplemented by Prospectus Supplement No. 1 dated May 6, 1997, Prospectus Supplement No. 2 dated June 11, 1997, Prospectus Supplement No. 3 dated July 21, 1997, Prospectus Supplement No. 4 dated August 15, 1997, Prospectus Supplement No. 5 dated November 10, 1997 and Prospectus No. 6 dated November 21, 1997 (collectively, the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders, the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:


                                   Principal
                                     Amount
                                    of Notes                Number of
                                  Beneficially              Conversion
                                    Owned and  Percent of     Shares
                                    That May   Outstanding   That May
Name (1)                             Be Sold      Notes     Be Sold (2)
--------                          ------------ -----------  -----------
Bear Stearns & Co., Inc. (15)      $ 8,665,000    11.59%      304,676

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

(1) The information set forth herein is as of March 6, 1998 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.

(15) The amount listed includes an additional $4,000,000 principal amount of Notes beneficially owned by Bear Stearns & Co., Inc. ("Bear Stearns"). Bear Stearns, as principal, purchased an aggregate of $4,000,000 principal amount of Notes on March 6, 1998. Bear Stearns has sold or will resell the Notes it beneficially owns in the manner described under "Plan of Distribution." Any compensation in the form of discounts, fees or commissions and any profits on the sales of such Notes may be deemed underwriting discounts or commissions.


               The date of this Prospectus Supplement is March 10, 1998